Mail Stop 3561

      						 September 21, 2005

Mr. Jacques Mallette
Executive Vice President and Chief Financial Officer
Quebecor Media Inc.
612 St. Jacques Street
Montreal, Quebec, Canada H3C 4M8

	Re:	Quebecor Media Inc.
      Form 20-F for Fiscal Year Ended December 31, 2004
		Filed March 31, 2005
		File No. 333-13792

Dear Mr. Mallette:

      We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE